EXHIBIT 12(b)

                 CHEMICAL BANKING CORPORATION and Subsidiaries

               Computation of ratio of earnings to fixed charges
                   and preferred stock dividend requirements
                          (in millions, except ratios)

                                                               Six Months Ended
                                                                June 30, 1995
                                                               ----------------
EXCLUDING INTEREST ON DEPOSITS
Income before Income Taxes and Effect
  of Accounting Change                                               $  1,415
                                                                     --------

Fixed charges:
   Interest expense                                                     1,333
   One third of rents, net of income from subleases (a)                    46
                                                                     --------
Total fixed charges                                                     1,379
   Equity in undistributed income of affiliates                           (84)
                                                                     --------

Earnings before taxes, fixed charges and effect of accounting
  change, excluding capitalized interest                             $  2,710
                                                                     ========

Fixed charges, as above                                              $  1,379

Preferred stock dividends                                                  56
                                                                     --------

Fixed charges including preferred stock dividends                    $  1,435
                                                                     ========

Ratio of earnings to fixed charges and
   preferred stock dividend requirements                                 1.89
                                                                     ========

INCLUDING INTEREST ON DEPOSITS
Fixed charges including preferred stock dividends                    $  1,435

Add:  Interest on deposits                                              1,782
                                                                     --------

Total fixed charges including preferred stock
   dividends and interest on deposits                                $  3,217
                                                                     ========

Earnings before taxes, fixed charges and effect of accounting change,
  excluding capitalized interest, as above                           $  2,710

Add:  Interest on deposits                                              1,782
                                                                     --------

Total earnings before taxes, fixed charges, effect of account change
   and interest on deposits                                          $  4,492
                                                                     ========

Ratio of earnings to fixed charges
   and preferred stock dividend requirement                              1.40
                                                                     ========

(a)  The proportion deemed representative of the interest factor.

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